+--------+
| FORM 4 |              U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                        Washington, D.C. 20549
[_] Check this box if
    no longer subject   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1934 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person    2. Issuer Name and Ticker or Trading Symbol           6. Relationship of Reporting
                                                                                                    Person to Issuer
   Brack               Allan                  Non-Invasive Monitoring Systems, Inc. (NIMU)              (Check all applicable)
-------------------------------------------------------------------------------------------------
   (Last)             (First)   (Middle)   3. IRS or Social Security Number     4. Statement for    __  Director       __ 10% Owner
                                              of Reporting Person, if an Entity    Month/Year
                                              (Voluntary)                                   4/02     X  Officer (give  __ Other
                                                                                                    ---
   1840 West Avenue                        5.                                                           title below) (specify below)
-----------------------------------------                                                           Chief Executive Officer,
                      (Street)             6.                                                       President
                                                                                ----------------------------------------------------
                                                                                7. If Amendment, 7. Individual or Joint/Group
   Miami Beach,       Florida    33139                                             Date of          Filing
-----------------------------------------                                          Original         (Check applicable line)
   (City)             (State)    (Zip)                                             (Month/           X   Form Filed By One
                                                                                    Year)           ---
                                                                                                    Reporting Person
                                                                                                    ___  Form Filed By More Than
                                                                                                    One Reporting Person

------------------------------------------------------------------------------------------------------------------------------------

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title         2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of               action     action          or Disposed of (D)                Securities           ship          of In-
   Security         Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)       (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                    Day/    -----------------------------------------------      End of               (D) or        ficial
                    Year)                                                        Month                Indirect      Owner-
                                                            (A) or               (Instr. 3 and 4)     (I)           ship
                               Code    V       Amount       (D)      Price                            (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock       03/06/02                    250,000       A       $.20        775,000 shares         D
                                                shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (continued)  Table II--Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
                 (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative    2. Conversion      3. Transaction     4. Transaction     5. Number of Derivative
    Security (Instr. 3)       or Exercise        Date               Code               Securities Acquired (A) or
                              Price of           (Month/Day/        (Instr. 8)         Disposed of (D)
                              Derivative         Year)                                 (Instr. 3, 4, and 5)
                              Security
------------------------------------------------------------------------------------------------------------------
                                                                  Code      V            (A)         (D)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
 Warrants                       $0.40            03/06/02                               125,000
                                                                                           A
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
 6. Date Exer-        7. Title and Amount of       8. Price    9. Number       10. Owner-         11. Nature
    cisable and          Underlying Securities        of          of Deriv-        ship               of Indirect
    Expiration           (Instr. 3 and 4)             Deriv-      ative            Form               Beneficial
    Date                                              ative       Secur-           of De-             Ownership
    (Month/Day/                                       Secur-      ities            rivative           (Instr.  4)
    Year)                                             ity         Bene-            Security:
                                                      (Instr.     ficially         Direct (D)
                                                      5)          Owned            or
                                                                  at End           Indirect
                                                                  of               (I)
                                                                  Month            (Instr. 4)
                                                                  (Instr. 4)
------------------------------------------------------------------------------------------------------------------
 Date     Expira-                 Amount or
 Exer-    tion           Title    Number of
 cisable  Date                     Shares
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                 525,000 shares       D
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

      /s/ Ruth K. Sackner
---------------------------------------------------------------- April 10, 2002
** Signature of Reporting Person                            Date
     Ruth K. Sackner

Page 2 of 2                                                     SEC 1474 (3/91)